Exhibit 5.2
April 2, 2010
Wilmington Trust FSB
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402-1544
Attention: Corporate Capital Markets
Ladies and Gentlemen:
     Reference is made to the registration statement on Form S-4 under the Securities Act of 1933, as amended, filed on April 2, 2010 (the “Registration Statement”) by ViaSat, Inc., a Delaware corporation (the “Company”), and the Subsidiary Guarantors listed on Schedule A to the Registration Statement (collectively, the “Subsidiary Guarantors”), for the proposed offer to exchange up to $275,000,000 aggregate principal amount of the Company’s 8.875% Senior Notes due 2016 (the “Exchange Notes”) for an equal principal amount of its outstanding 8.875% Senior Notes due 2016 (the “Outstanding Notes” and, together with the Exchange Notes, the “Notes”). The Outstanding Notes were issued, and the Exchange Notes are issuable, pursuant to an Indenture, dated as of October 22, 2009 (the “Indenture”), as supplemented by the First Supplemental Indenture, dated as of December 15, 2009 (the “Supplemental Indenture”), among the Company, the Subsidiary Guarantors, and Wilmington Trust FSB, as trustee (the “Trustee”).
     We have acted as special Colorado counsel to the Company in connection with the execution and delivery by WB Holdings 1 LLC, a Colorado limited liability company (the “Colorado Guarantor”), of the Supplemental Indenture guaranteeing the obligations of the Company under the Notes (the “Guarantee”). This letter is being furnished to you pursuant to Section 12.04(a)(ii) of the Indenture.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have examined, among other things, the Indenture and the Supplemental Indenture (together, the “Documents”).
     We have further examined:
     1. The Articles of Organization of the Colorado Guarantor, dated June 19, 1998, as amended on January 25, 2001, and the Operating Agreement of the Colorado Guarantor, dated April 21, 1999, as amended on December 15, 2009, attached to the Guarantors Secretary’s Certificate (as defined below);
     2. A Certificate of Good Standing, dated April 2, 2010, with respect to the Colorado Guarantor issued by the Secretary of State of the State of Colorado, indicating that as

Wilmington Trust FSB
April 2, 2010

of the date of issuance the Colorado Guarantor was in good standing in the State of Colorado (the “Good Standing Certificate”);
     3. The resolutions of the sole member and manager of the Colorado Guarantor, dated April 1, 2010, with respect to the transaction contemplated by the Indenture and the Registration Statement, attached to the Guarantors Secretary’s Certificate (as defined below);
     4. A certificate, dated April 2, 2010, from the Secretary of each of (i) the Colorado Guarantor, (ii) WildBlue Communications, Inc., a Delaware corporation and the sole member and manager of the Colorado Guarantor (“WildBlue Communications”), and (iii) WildBlue Holding, Inc., a Delaware corporation and the sole stockholder of WildBlue Communications (“WildBlue Holding”) (the “Guarantors Secretary’s Certificate”);
     5. The Ninth Amended and Restated Certificate of Incorporation of WildBlue Communications, the Bylaws of WildBlue Communications, and the resolutions duly adopted by the Board of Directors of WildBlue Communications with respect to the transaction contemplated by the Indenture and the Registration Statement, all in the forms attached to the Guarantors Secretary’s Certificate;
     6. The Amended and Restated Certificate of Incorporation of WildBlue Holding, the Amended and Restated Bylaws of WildBlue Holding, and the resolutions duly adopted by the Board of Directors of WildBlue Holding with respect to the transaction contemplated by the Indenture and the Registration Statement, all in the forms attached to the Guarantors Secretary’s Certificate;
     7. A certificate, dated April 2, 2010, from the Secretary of the Company (the “Company Secretary’s Certificate”); and
     8. The Second Amended and Restated Certificate of Incorporation of the Company, the First Amended and Restated Bylaws of the Company, and the resolutions adopted by the Board of Directors of the Company with respect to the transaction contemplated by the Indenture and the Registration Statement, all in the forms attached to the Company Secretary’s Certificate.
     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.
     We have read the conditions precedent and covenants contained in the Indenture relating to the execution and delivery of the Supplemental Indenture, and have made such examinations and investigations as are reasonably necessary to enable us to express the opinion set forth herein.
     As to factual matters we have, with your consent, relied upon the foregoing, and upon oral and written statements and representations of officers and other representatives of the

Wilmington Trust FSB
April 2, 2010

Colorado Guarantor and the Company and others, including those contained in the Guarantors Secretary’s Certificate and the Company Secretary’s Certificate. We have not independently verified such factual matters, nor have we undertaken or made inquiry into or any examination of the records of public officials other than to obtain the Good Standing Certificate.
     The Documents purport to be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would result in the application of any law other than the laws of the State of New York. Notwithstanding such choice of law or failure to choose a governing law, we assume for purposes of delivering this opinion letter that such choice of law is disregarded and that the Documents are governed by the laws of the State of Colorado without regard to its conflicts of laws principles. Accordingly, the opinion expressed herein is based on and is limited to the laws of the State of Colorado, and we do not express any opinion as to the laws of the United States or of any other state or jurisdiction.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that the Guarantee of the Colorado Guarantor has been duly authorized by all necessary limited liability company action of the Colorado Guarantor and is the legally valid and binding obligation of the Colorado Guarantor, enforceable against the Colorado Guarantor in accordance with its terms.
     Our opinion is subject to: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (c) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. In addition, we express no opinion with respect to (i) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (ii) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (iii) the waiver of rights or defenses contained in Section 4.06 of the Indenture, (iv) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, and (v) the severability, if invalid, of provisions to the foregoing effect.
     We express no opinion as to federal or state securities laws, tax laws, antitrust or trade regulation laws, bankruptcy, insolvency or fraudulent transfer laws, antifraud laws, or compliance with fiduciary duty requirements (without limiting other laws excluded by customary practice).
     Insofar as our opinion requires interpretation of the Documents, with your consent, (i) we have assumed that all courts of competent jurisdiction would enforce such agreements in accordance with their plain meaning, (ii) to the extent that any questions of legality or legal construction have arisen in connection with our review, we have applied the laws of Colorado in

Wilmington Trust FSB
April 2, 2010

resolving such questions, (iii) we express no opinion with respect to a breach or default under any Document that would occur only upon the happening of a contingency, and (iv) we express no opinion with respect to any matters which require the performance of a mathematical calculation or the making of a financial or accounting determination.
     With your consent, we have assumed (a) that the Documents have been duly authorized, executed and delivered by, and constitute legally valid and binding obligations of, the parties thereto other than the Colorado Guarantor, enforceable against each of them in accordance with their respective terms, and (b) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, provided that we make no such assumption to the extent we have specifically opined as to such matters with respect to the Colorado Guarantor.
     This letter is furnished only to you in your capacity as Trustee under the Indenture and is solely for your benefit in connection with the transactions referenced in the first and second paragraphs. This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent, which may be granted or withheld in our discretion.
     Notwithstanding the foregoing, we hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus which forms a part of the Registration Statement and any supplement or supplements to such prospectus.
Very truly yours,
/s/ Snell & Wilmer L.L.P.
cc:	ViaSat, Inc. WB Holdings 1 LLC